Exhibit 10.6
CHIME FINANCIAL, INC.
CHANGE IN CONTROL SEVERANCE PLAN
SECTION 1
PURPOSE OF THE PLAN
The Board of Directors (the “Board”) of Chime Financial, Inc. recognizes that the possibility of a Change in Control (as defined below) of the Company (as defined below), and the uncertainty it could create, may result in the loss or distraction of employees of the Company to the detriment of the Company and its shareholders.
The Board considers the avoidance of such loss and distraction to be essential to protecting and enhancing the best interests of the Company and its shareholders. The Board also believes that when a Change in Control is perceived as imminent, or is occurring, the Board should be able to receive and rely on disinterested service from employees regarding the best interests of the Company and its shareholders without concern that employees might be distracted or concerned by the personal uncertainties and risks created by the perception of an imminent or occurring Change in Control.
Therefore, in order to fulfill the above purposes, the Plan was adopted by the Board and shall become effective on the Effective Date (as defined below).
SECTION 2
DEFINITIONS
As used in this Plan, the following terms, when capitalized, shall have the meanings given below:
2.1    “2012 Plan” means the Company’s 2012 Stock Option and Grant Plan, as amended from time to time, or any successor plan.
2.2    “Accrued Obligations” has the meaning set forth in Section 3.1(a)(i).
2.3    “Affiliated Entity” means any entity controlled by, controlling or under common control with the Company.
2.4    “Annual Base Salary” means the annual base salary paid or payable to the Participant by the Company or any of the Affiliated Entities at the rate in effect immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination (disregarding any reduction giving rise to a claim for Good Reason).
2.5    “Anticipatory Termination” has the meaning set forth in Section 3.3.
2.6    “Applicable Board” has the meaning set forth in Section 2.9.
2.7    “Board” has the meaning set forth in Section 1.

2.8    “Bonus Multiple” means the Bonus Multiple set forth in Annex A that is applicable to the Participant’s Tier as set forth in the Participation Notice.
2.9    “Cause” means the Participant’s (a) commission of a felony or a lesser crime involving moral turpitude, deceit, dishonesty or fraud against the Company, (b) willful and continued failure to perform the Participant’s assigned duties and responsibilities for reasons other than death or Disability, (c) gross negligence or willful misconduct with respect to the Company or any Affiliated Entity, (d) material violation of or noncompliance with any Company policy, including its code of conduct or ethics, that results in material adverse harm to the reputation or business of the Company or any Affiliated Entity, or (e) material violation of any provision of any agreement(s) between the Participant and the Company or any Affiliated Entity relating to noncompetition, nonsolicitation, nondisclosure, assignment of inventions and/or similar covenants or obligations; provided that no termination of the Participant’s employment shall be for Cause until (1) there shall have been delivered to the Participant a Notice of Termination, (2) the Participant shall have had thirty (30) days following the receipt of the Notice of Termination to cure (to the extent curable) the neglect or conduct that is the basis of such claim, and (3) in the case of a Participant in Tier I or Tier II, there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (or, if the Company is not the ultimate parent corporation and is not publicly traded, the board of directors of the ultimate parent of the Company (the “Applicable Board”)) at a meeting of the Applicable Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel for the Participant, to be heard before the Applicable Board), finding that, in the good faith opinion of the Applicable Board, the Participant is guilty of the conduct described in this Section 2.9, and specifying the particulars of such conduct (and the failure to cure such conduct) in detail. For purposes of this provision, no act or failure to act, on the part of the Participant, shall be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that the Participant’s action or omission was in the best interests of the Company.
2.10    “Change in Control” means (i) prior to an Initial Public Offering, a “Sale Event” (or similar term) as defined in the 2012 Plan, and (ii) from and after an Initial Public Offering, a “Change in Control” (or similar term) as defined in the Company’s equity incentive plan adopted in connection with such Initial Public Offering.
2.11    “COBRA” has the meaning set forth in Section 3.1.
2.12    “COBRA Multiple” means the COBRA Multiple set forth in Annex A that is applicable to the Participant’s Tier as set forth in the Participation Notice.
2.13    “Code” means the Internal Revenue Code of 1986, as amended from time to time.
2.14    “Committee” means the People, Culture and Compensation Committee of the Board.

2.15    “Company” means Chime Financial, Inc. and any successor(s) thereto or, if applicable, the ultimate parent of any such successor.
2.16    “Date of Termination” means the date of receipt of a Notice of Termination from the Company or the Participant, as applicable, or any later date specified in the Notice of Termination, subject to the notice and cure periods in the definitions of Cause, as applicable, and Good Reason; provided that, in the case of a Good Reason termination (other than upon a Delayed Termination Election), the thirty (30) day limitation on the occurrence of the Participant’s separation from service as specified in the last paragraph of Section 2.23 shall apply; and provided, further, that in the case of a Delayed Termination Election, the Delayed Date of Termination shall occur no later than the date that is six (6) months after the date of the Change in Control. If the Participant’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Participant. If the Participant’s employment is terminated by reason of Disability, the Date of Termination shall be the Disability Effective Date. To the extent necessary to preserve the intent and purpose of this Plan, in the case of a Delayed Termination Election, the term Date of Termination shall refer to the Delayed Date of Termination, including without limitation, for purposes of Sections 3.1 and 3.2 of this Plan.
2.17    “Delayed Date of Termination” has the meaning set forth in Section 3.4.
2.18    “Delayed Payment Date” has the meaning set forth in Section 9.3.
2.19    “Delayed Termination Election” has the meaning set forth in Section 3.4.
2.20    “Disability” means the absence of the Participant from his or her duties with the Company on a full-time basis for one hundred and eighty (180) consecutive business days as a result of incapacity due to mental or physical illness that is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative (the date of such determination, the “Disability Effective Date”).
2.21    “Effective Date” means [March 10], 2022.
2.22    “ERISA” has the meaning set forth in Section 7.2.
2.23    “Good Reason” means the occurrence of any of the following without the Participant’s prior written consent:
(a)    A material reduction in the Participant’s responsibilities, authority or scope of duties from those in effect immediately prior to the Change in Control;
(b)    Any reduction in the Participant’s Annual Base Salary or a material reduction in the Participant’s Target Annual Bonus from that in effect immediately prior to the Change in Control, or if higher, that in effect at any time thereafter;
(c)    Any requirement by the Company that the Participant perform his or her in-person services primarily at a Company office location that increases the Participant’s one-

way commute by more than fifty (50) miles based on the Participant’s primary residence immediately prior to the Change in Control or any material modification to the Participant’s flexible hybrid work arrangement, involving both off-site services and in-person services at the Company’s offices, as such arrangement, if any, existed immediately prior to the Change in Control; or
(d)    Any breach by the Company of any material provision of this Plan or any other agreement between the Participant and the Company.
In order to invoke a termination for Good Reason, the Participant shall provide written notice to the Company of the existence of one or more of the conditions described in clauses (a) through (d) within ninety (90) days of the initial existence of such condition or conditions, specifying in reasonable detail the conditions constituting Good Reason, and the Company shall have thirty (30) days following receipt of such written notice (the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the applicable Cure Period (other than as contemplated in the case of a Delayed Termination Election), the Participant’s “separation from service” (within the meaning of Section 409A of the Code) must occur, if at all, within thirty (30) days from the earlier of (i) the end of the Cure Period, or (ii) the date the Company provides written notice to the Participant that it does not intend to cure such condition. The Participant’s mental or physical incapacity following the occurrence of an event described above in clauses (a) through (d) shall not affect the Participant’s ability to terminate employment for Good Reason and the Participant’s death following delivery of a Notice of Termination for Good Reason, including in the case of a Delayed Termination Election, shall not affect the Participant’s estate’s entitlement to the severance payments and benefits provided hereunder upon a termination of employment for Good Reason.
2.24    “Incentive Stock Option” means any option to purchase shares of the Company’s common stock granted under the 2012 Plan which is intended to be and designated as an “incentive stock option” within the meaning of Section 422 of the Code.
2.25    “Initial Public Offering” means the consummation of the first firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, and the rules and regulations thereunder, covering the offer and sale by the Company of its equity securities, as a result of or following which shares of the Company’s common stock shall be publicly held.
2.26    “Nonqualified Stock Option” means any option to purchase shares of the Company’s common stock granted under the 2012 Plan which is not intended to be and/or is not designated as an “incentive stock option” within the meaning of Section 422 of the Code.
2.27    “Notice of Termination” means a written notice delivered to the other party that (a) indicates the specific termination provision in this Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Date of Termination is other than the date of receipt of such notice, specifies the Date of

Termination, including in the case of a Delayed Termination Election, the Delayed Date of Termination. Any termination by the Company for Cause or by the Participant for Good Reason shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 10.7 of this Plan, and the Date of Termination contained therein shall take into account any applicable notice and cure periods. The failure by the Participant or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Participant or the Company, respectively, hereunder or preclude the Participant or the Company, respectively, from asserting such fact or circumstance in enforcing the Participant’s or the Company’s respective rights hereunder.
2.28    “Officer Severance Plan” means the Chime Financial, Inc. Officer Severance Plan, as in effect from time to time.
2.29    “Other Benefits” has the meaning set forth in Section 3.1.
2.30    “Participant” means each employee of the Company or an Affiliated Entity who is designated by the Committee in writing as a Participant pursuant to a Participation Notice.
2.31    “Participation Notice” means a written notice, substantially in the form attached hereto as Exhibit A, indicating that the employee identified therein has been designated as a Participant and specifying such employee’s level of participation in this Plan.
2.32    “Plan” means this Chime Financial, Inc. Change in Control Severance Plan.
2.33    “Plan Administrator” has the meaning set forth in Section 7.1.
2.34    “Qualifying Termination” means a termination of a Participant’s employment, during the one-year period beginning on and including the date of a Change in Control (or the extended period necessary to preserve a Participant’s rights under this Plan, in the case of a Delayed Termination Election), by the Participant for Good Reason or by the Company other than for Cause, death or Disability.
2.35    “Release” means a general release and waiver of claims in favor of the Company and its Affiliated Entities, substantially in the form attached hereto as Exhibit B, which must become effective within forty-five (45) days (or such longer period as specified in such release) following the Date of Termination.
2.36    “Severance Multiple” means the Severance Multiple set forth in Annex A that is applicable to the Participant’s Tier as set forth in the Participant’s Participation Notice.
2.37    “Target Annual Bonus” means the Participant’s target annual cash bonus opportunity pursuant to the Company’s annual bonus plan or program in effect immediately prior to the Change in Control, or, if higher, immediately prior to the Date of Termination (disregarding any reduction giving rise to a claim for Good Reason).
2.38    “Tier” means the designated level of the Participant’s participation in this Plan, as set forth in the Participant’s Participation Notice.

2.39    “WARN” has the meaning set forth in Section 5.1.
SECTION 3
SEPARATION BENEFITS
3.1    Severance Benefits upon a Qualifying Termination. If a Participant experiences a Qualifying Termination, the Company shall pay or provide to the Participant the following payments and benefits at the time or times set forth below, subject to Section 9:
(a)     Subject to the Participant’s execution and nonrevocation of the Release (other than with respect to the Accrued Obligations and Other Benefits), a lump sum payment in cash payable as soon as reasonably practicable, but in any case within forty-five (45) days following the Date of Termination (or, if later, on the first regularly scheduled payroll date following the date that the Release becomes effective), equal to the aggregate of the following amounts:
(i)    the sum of (A) the Participant’s Annual Base Salary through the Date of Termination, (B) any annual incentive payment earned by the Participant for a performance period that was completed prior to the Date of Termination, (C) any accrued and unused vacation pay or other paid time off, and (D) any business expenses incurred by the Participant that are unreimbursed as of the Date of Termination, in each case, to the extent not theretofore paid (the sum of the amounts described in clauses (A), (B), (C) and (D) shall be hereinafter referred to as the “Accrued Obligations”);
(ii)    the amount equal to the product of (A) the Severance Multiple and (B) the Participant’s Annual Base Salary;
(iii)    the amount equal to the product of (A) the Bonus Multiple and (B) the Participant’s Target Annual Bonus; and
(iv)    the amount equal to the product of (A) the COBRA Multiple and (B) the monthly cost of continued coverage under the Company’s healthcare benefit plans under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); provided that the Participant is not obligated to use this payment for continuation coverage COBRA and no provision of this Plan will affect the continuation coverage rules under COBRA.
Notwithstanding the foregoing, the Accrued Obligations shall be paid in cash within thirty (30) days following the Date of Termination.
(b)    Other Benefits. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Participant any other amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and the Affiliated Entities (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

3.2    Treatment of Outstanding Equity Awards upon a Qualifying Termination. To the extent the treatment of equity awards on a Change in Control or a subsequent termination of employment is not otherwise expressly provided for in the equity award agreements applicable to the Participant, a Participant’s outstanding equity awards in respect of Company common stock granted after the Effective Date, subject to Section 9 and clause (b)(iv) below and the Participant’s execution and nonrevocation of the Release, will be treated as follows:
(a)    Upon a Change in Control, the performance goals applicable to any awards subject to performance goals that have not previously been measured shall be deemed earned based on the higher of target and actual performance prior to the date of the Change in Control (with actual performance to be determined prior to the Change in Control by the Board or applicable committee thereof, taking into account the Company’s performance through the latest practicable date preceding the Change in Control as to which performance can, as a practical matter, be reasonably measured (but not later than the end of the applicable performance period)), and such awards will become time-vesting awards and treated in accordance with Section 3.2(b)(i) below in the event of the Participant’s Qualifying Termination.
(b)    Upon a Qualifying Termination:
(i)    All time-vesting awards outstanding as of the Date of Termination will vest in full, the restrictions thereon shall lapse and any forfeiture or recoupment provisions shall lapse and be of no further force or effect;
(ii)    The right of the Participant to exercise any Nonqualified Stock Options held by such Participant and that are vested and exercisable on the Date of Termination (including any Nonqualified Stock Options that become exercisable pursuant to this Section 3.2) shall continue until (i) the date that is eighteen (18) months following the Date of Termination or (ii) if later, the end of the post-termination exercise period set forth in the applicable award agreement, plan or any individually negotiated agreement between the Company and the Participant, but in either case, no later than the expiration of the full term of such Nonqualified Stock Option as set forth in the applicable award agreement;
(iii)    The Company shall provide the Participant with a written election form providing for an election period of twenty-five (25) days following the Date of Termination during which the Participant may elect to extend the right of the Participant to exercise any Incentive Stock Options held by such Participant and that are vested and exercisable on the Date of Termination (including any Incentive Stock Options that become exercisable pursuant to this Section 3.2) until (i) the date that is eighteen (18) months following the Date of Termination or, (ii) if later, the end of the post-termination exercise period set forth in the applicable award agreement, plan or any individually negotiated agreement between the Company and the Participant, but in either case, no later than the expiration of the full term of such Incentive Stock Option as set forth in the applicable award agreement; provided, however, that if the Participant does not elect such an extension or does not return the written election form within such twenty-five (25) day period, the exercise period of the Participant’s Incentive Stock Options shall not be so extended; and

(iv)    Notwithstanding the foregoing, to the extent an award is considered deferred compensation within the meaning of Section 409A of the Code, the settlement of such awards shall occur as soon as reasonably practicable following the Date of Termination that does not result in the imposition of accelerated taxes or penalties due to a failure to comply with Section 409A of the Code.
3.3    Severance Benefits upon an Anticipatory Termination. If (a) a Change in Control occurs, (b) the Participant’s employment with the Company is terminated during the three (3)-month period prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Participant that such termination of employment (A) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control or (B) otherwise arose in connection with or anticipation of a Change in Control (an “Anticipatory Termination”), the Company shall pay or provide to the Participant the severance payments and benefits set forth in Sections 3.1(a)(ii) through (iv), reduced by any cash-based severance payments and benefits previously paid to such Participant under the Officer Severance Plan or otherwise, in a lump sum payment in cash within thirty (30) days of the Change in Control, subject to Section 9 and the Participant’s execution and nonrevocation of the Release.
3.4    Delayed Date of Termination. If the Participant’s employment is terminated by the Participant for Good Reason solely as a result of an event described in clause (a) of Section 2.23, the Company shall not be required to cure such event and instead may determine, in its reasonable discretion, that the Participant’s continued employment on a full-time basis is necessary to ensure a smooth transition and integration of the Company, in which case, the Company may, without the consent of the Participant, elect to delay the Participant’s Date of Termination (a “Delayed Termination Election”) to a date that is up to six (6) months after the date of the Change in Control (such date, as specified by the Company in the Notice of Termination to the Participant, a “Delayed Date of Termination”). If the Company exercises the Delayed Termination Election, during the period of the Participant’s continued employment following the Change in Control through the Delayed Date of Termination, the Company shall pay and provide the Participant with the Annual Base Salary, Target Annual Bonus (on a pro-rated basis through the Delayed Date of Termination) and other incentive compensation and benefits on a basis substantially similar to those provided to the Participant prior to the date of the Change in Control, and subject to the Company’s compliance with the foregoing, in order to remain eligible to receive the benefits under Section 3 of this Plan (other than the Accrued Obligations and Other Benefits), the Participant shall be obligated to provide the Company with the services as the Company reasonably requests regarding matters within the scope of the Participant’s duties and responsibilities until the Delayed Date of Termination. Notwithstanding the foregoing, if the existence of one or more of the conditions described in clauses (b) through (d) of Section 2.23 occurs prior to such Delayed Date of Termination, the Participant may deliver an additional Notice of Termination providing for an earlier Date of Termination (subject to the Cure Period). In no event shall a Delayed Termination Election be invoked by the Company beyond the period reasonably necessary for the Participant to remain employed on a full time basis for transition matters, it being understood that the Delayed Termination Election is not intended to result in the imposition of a noncompetition restriction on, or a “garden leave” period for, the Participant.

SECTION 4
GOLDEN PARACHUTE EXCISE TAX
4.1    Anything in this Plan to the contrary notwithstanding, in the event the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) would subject the Participant to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Plan Payments shall be so reduced only if the Accounting Firm determines that the Participant would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Participant would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Participant shall receive all Plan Payments to which the Participant is entitled hereunder.
4.2    If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 4 shall be binding upon the Company and the Participant and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Date of Termination. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under this Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments and benefits that have a Parachute Value in the following order: Section 3.1(a)(iv), Section 3.1(a)(ii) and Section 3.1(a)(iii), in each case, beginning with payments or benefits that do not constitute nonqualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Date of Termination, based on the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.
4.3    To the extent requested by the Participant, the Company shall cooperate with the Participant in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Participant (including, without limitation, the Participant’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the final regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the final regulations under Section 280G of the Code in accordance with Q&A-5(a) of the final regulations under Section 280G of the Code.

4.4    The following terms shall have the following meanings for purposes of this Section 4:
(a)    “Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder, which firm shall not, without the Participant’s consent, be a firm serving as accountant or auditor for the individual, entity or group effecting the Change in Control.
(b)    “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Participant’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Participant in the relevant tax year(s).
(c)    “Parachute Value” of a Payment shall mean the present value as of the date of the Change in Control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the excise tax under Section 4999 of the Code will apply to such Payment.
(d)    “Payment” shall mean any payment, benefit or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Participant, whether paid, payable or provided pursuant to this Plan or otherwise.
(e)    “Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Participant can receive without any Payments being subject to the excise tax under Section 4999 of the Code.
4.5    The provisions of this Section 4 shall survive the expiration of this Plan.
SECTION 5
NONDUPLICATION; NON-EXCLUSIVITY OF RIGHTS
5.1    Nonduplication. The payments and benefits provided under this Plan shall not be duplicative of, and (other than in the event of an Anticipatory Termination) shall be in lieu of, any other severance payments or similar benefits provided during any notice period, pay in lieu of notice, mandated termination indemnities, or similar benefits that the Participant is separately entitled to receive from the Company or any Affiliated Entity based on any benefit plan, policy, agreement or arrangement, including the Officer Severance Plan. If a Participant’s employment is terminated because of a plant shut-down or mass layoff or other event to which the Worker Adjustment and Retraining Notification Act of 1988 or similar state law (collectively, “WARN”)

applies, then the amounts of the severance payment under Sections 3.1(a)(ii) and (iii) of this Plan to which the Participant is entitled shall be reduced, dollar for dollar, by the amount of any pay provided to the Participant in lieu of the notice required by WARN.
5.2    Non-exclusivity of Rights. Subject to Section 5.1, nothing in this Plan shall prevent or limit a Participant’s continuing or future participation in any plan, agreement, program, policy or practice provided by the Company or the Affiliated Entities and for which the Participant may qualify, nor shall anything herein limit or otherwise affect such rights as a Participant may have under any other contract, agreement or term sheet with the Company or any of the Affiliated Entities, including, without limitation, the 2012 Plan and any applicable award agreement thereunder. Amounts that are vested benefits or that a Participant and/or a Participant’s dependents are otherwise entitled to receive under any plan, policy, practice, program, agreement or arrangement of the Company or any of the Affiliated Entities shall be payable in accordance with such plan, policy, practice, program, agreement or arrangement. Without limiting the generality of the foregoing, the Participant’s Qualifying Termination under this Plan shall in no way affect the Participant’s ability to be treated as retirement eligible and receive benefits under any compensation and benefits plans, programs or arrangements of the Company or the Affiliated Entities, and any Qualifying Termination shall be treated as such under this Plan, even if the Participant is also retirement eligible for purposes of any such plan.
SECTION 6
AMENDMENT AND TERMINATION
Prior to a Change in Control, the designation of an employee as a Participant may be revoked, or the level of participation be decreased, by the Committee on not less than twelve (12) months’ prior written notice to the Participant; provided that, in the event that during such twelve (12) month period the Company or an Affiliated Entity enters into an agreement with a third party providing for a transaction or transactions which, if consummated, would constitute a Change in Control, such revocation, or decrease in level, of participation shall be null and void.
In addition to the Committee’s rights with respect to a Participant’s continued participation in the Plan, the Plan may be terminated or amended in any respect by resolution adopted by the Board or the Committee; provided that this Plan may not be terminated or amended in any manner that would adversely affect the rights or potential rights of Participants in connection with or in anticipation of the execution by the Company or an Affiliated Company of an agreement with a third party providing for a transaction or transactions which, if consummated, would constitute a Change in Control; provided, further, that on and following the date of a Change in Control, this Plan shall continue in full force and effect and shall not terminate, expire or be amended until the later of the date that is twelve (12) months after the date of the Change in Control and the date on which all Participants who become entitled to any payments or benefits hereunder shall have received such payments and benefits in full under Section 3, including, for the avoidance of doubt, in the case of a Delayed Termination Election.

SECTION 7
PLAN ADMINISTRATION
7.1    General. The Committee is responsible for the general administration and management of this Plan (the committee acting in such capacity, the “Plan Administrator”) and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply the provisions of this Plan and to determine all questions relating to eligibility for benefits under this Plan, to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion it deems to be appropriate, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Plan Administrator or characterization of any such decision by the Plan Administrator as final or binding on any party.
7.2    Not Subject to ERISA. This Plan does not require an ongoing administrative scheme and, therefore, is intended to be a payroll practice which is not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). However, if it is determined that this Plan is subject to ERISA, (i) it shall be considered to be an unfunded plan maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees (a “top-hat plan”), and (ii) it shall be administered in a manner which complies with the provisions of ERISA that are applicable to top-hat plans.
7.3    Indemnification. To the extent permitted by law, the Company shall indemnify the Plan Administrator from all claims for liability, loss, or damage (including the payment of expenses in connection with defense against such claims) arising from any act or failure to act in connection with this Plan.
SECTION 8
SUCCESSORS; ASSIGNMENT
8.1    Successors. The Company shall require any corporation, entity, individual or other person who is the successor (whether direct or indirect by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business and/or assets of the Company to expressly assume and agree to perform, by a written agreement in form and in substance satisfactory to the Company, all of the obligations of the Company under this Plan. The benefits provided under this Plan shall inure to the benefit of and be enforceable by the Participants’ personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. As used in this Plan, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Plan by operation of law, written agreement or otherwise.
8.2    Assignment of Rights. It is a condition of this Plan, and all rights of each person eligible to receive benefits under this Plan shall be subject hereto, that no right or interest of any such person in this Plan shall be assignable or transferable in whole or in part, except by will or the laws of descent and distribution or other operation of law, including, but not by way of limitation, lawful execution, levy, garnishment, attachment, pledge, bankruptcy, alimony, child support or qualified domestic relations order.
SECTION 9
SECTION 409A OF THE CODE
9.1    General. The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, the separation pay exception or another exception under Section 409A of the Code shall be paid under the applicable exception to the maximum extent possible. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Participant pursuant to Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment under this Plan.
9.2    Reimbursements and In-Kind Benefits. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (i) in no event shall the Company’s obligations to make such reimbursements or to provide such in-kind benefits apply later than the Participant’s remaining lifetime (or if longer, through the twentieth (20th) anniversary of the Effective Date); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; provided that the Participant shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
9.3    Delay of Payments. Notwithstanding anything to the contrary in this Plan, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any payment or benefit that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to be paid to such Participant under this Plan during the six (6)-month period immediately following such Participant’s separation from service (as determined in accordance with Section 409A of the

Code) on account of such Participant’s separation from service shall be accumulated and paid to such Participant with interest (based on the rate in effect for the month in which the Participant’s separation from service occurs) on the first (1st) business day of the seventh (7th) month following the Participant’s separation from service (the “Delayed Payment Date”), to the extent necessary to avoid penalty taxes or accelerated taxation pursuant to Section 409A of the Code. If such Participant dies during the postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the personal representative of his or her estate on the first to occur of the Delayed Payment Date or thirty (30) calendar days after the date of such Participant’s death.
9.4    Non-Section 409A Change in Control. Notwithstanding anything to the contrary in this Plan, if (a) a Change in Control is not a “change in ownership or effective control of” the Company or a “change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) and (b) the Participant participates in a “separation pay plan” (as defined in Treasury Regulation Section 1.409A-1(m)) maintained by the Company or any of its Affiliated Entities, other than this Plan, that provides for the deferral of compensation, then to the extent necessary to avoid the imposition of taxes and penalties under Section 409A of the Code, the amounts payable to such Participant under Section 3.1(a)(ii), 3.1(a)(iii), 3.1(a)(iv) and Section 3.2 of this Plan shall be paid consistent with the time and form of payment specified under such other separation pay plan.
SECTION 10
MISCELLANEOUS
10.1    Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Plan, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
10.2    Withholding. The Company or its Affiliated Entities may withhold from any amount payable or benefit provided under this Plan such federal, state, local, foreign and other taxes as are required to be withheld pursuant to any applicable law or regulation.
10.3    Funding. The Company or its Affiliated Entities shall pay benefits from its general assets. No specific amount shall be set aside in advance for this purpose. Participants shall be unsecured general creditors of the Company or its Affiliated Entities for purposes of benefits due hereunder.
10.4    No Mitigation; No Offset. In no event shall a Participant be obligated to take any action by way of mitigation of the amounts payable to such Participant under any of the provisions of this Plan and, other than as explicitly stated herein, amounts payable or to be provided under this Plan shall not be offset by amounts earned from another employer or otherwise.

10.5    Plan Controls. In the event of any inconsistency between this Plan document and any other communication regarding this Plan, this Plan document controls. The captions in this Plan are not part of the provisions hereof and shall have no force or effect.
10.6    Not an Employment Contract. Neither this Plan nor any action taken with respect to it shall confer upon any person the right to continued employment with the Company.
10.7    Notices.
(a)    Any notice required to be delivered to the Company by a Participant hereunder shall be given by electronic mail, addressed as follows:
Chime Financial, Inc.
Attention: General Counsel
Email: [***]
(b)    Any notice required to be delivered to the Participant by the Company hereunder shall be given by electronic mail, hand delivery to the Participant or by registered or certified mail, return receipt requested, postage prepaid, to the most recent electronic mail or physical address on file with the Company.
(c)    All notices shall be deemed given and effective if delivered personally, by e-mail transmission (provided no “error” message or other notification of non-delivery is generated), by registered or certified mail (return receipt requested) or by an express courier (with confirmation) to the parties at the addresses above.
10.8    Severability. If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provisions of this Plan, and this Plan shall be construed and enforced as if such provision had not been included in this Plan.
10.9    Other Employee Benefit Plans. The provisions of this Plan shall be construed and applied independently of any other benefit plan the Company or its Affiliated Entities may provide to its employees. Benefits received under this Plan shall not be counted as wages or compensation for pension or other retirement benefits of the Company or its Affiliated Entities.
10.10    Headings. The Section headings contained herein are for convenience of reference only, and shall not be construed as defining or limiting the matter contained thereunder.

Annex A

Tier	Severance Multiple	Bonus Multiple	COBRA Multiple
I	1.5	1.0	18
II	1.0	1.0	12
III	0.5	0.5	6

Exhibit A
Chime Financial, Inc.
Designation of Change in Control Severance Plan Participation
The Participant identified below has been selected to participate in the Chime Financial, Inc. Change in Control Severance Plan (the “Plan”), at the Tier level noted below. A copy of the Plan is attached.

By electronically accepting this designation, which is a condition to the Participant’s participation in the Plan, the Participant acknowledges and agrees that (i) the Participant’s entitlement to benefits under the Plan is subject to the terms and conditions of the Plan as in effect from time to time, including with respect to the treatment of the Participant’s equity awards in respect of Company common stock, and (ii) the Plan governs the Participant’s rights to payments and benefits upon a termination of employment in connection with a Change in Control of the Company.

Chime Financial, Inc.

By:________________________

Title:_______________________

Date:_______________________

Name of Participant:

____________________________

Tier: ______

Electronic receipt acknowledged and accepted:

____________________________
[Insert Name of Participant]

Exhibit B
GENERAL RELEASE AND WAIVER OF CLAIMS
THIS GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”) is entered into between [___] (“Employee”) and Chime Financial, Inc. (the “Company”) as of [DATE]. Capitalized terms used and not defined herein shall have the meanings provided in the Chime Financial, Inc. Change in Control Severance Plan (the “Plan”). Capitalized terms used in this Release that are not otherwise defined shall have the meanings set forth in the Plan. The entering into and non-revocation of this Release is a condition to Employee’s right to receive the severance payments and benefits under Section 3 of the Plan (other than the Accrued Obligations and Other Benefits).
Accordingly, Employee and the Company agree as follows:
1.    Release of Claims. Employee agrees that the severance payments and benefits under Section 3 of the Plan (other than the Accrued Obligations and Other Benefits) represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, trustees, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Release, including, without limitation:
(a)    any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
(b)    any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase, of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)    any and all claims for wrongful termination in violation of public policy, wrongful acts in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of covenant of good faith and fair dealing, commission payments, promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;

(d)    any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Sarbanes-Oxley Act of 2002, the Immigration Control and Reform Act, and any other applicable federal, state or local statutes, regulations or laws;
(e)    any and all claims for violation of the federal or any state constitution;
(f)    any and all claims arising out of any other laws and regulations relating to employment or employment discrimination, including any state or state agency’s wage orders;
(g)    any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding, withholding and/or other tax treatment of any of the proceeds received by Employee as a result of this Release; and
(h)    any and all claims for attorneys’ fees and costs.
2.    ADEA Release. Employee agrees and acknowledges that Employee is waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Employee agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date. Employee acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Employee was already entitled.
3.    Excluded Claims. This Release specifically excludes (i) Employee’s right to receive the amounts and benefits under the Plan and to enforce the terms of this Release, (ii) Employee’s rights to vested awards (including equity-based awards), amounts and other benefits or COBRA continuation coverage under any employee benefit plan of the Company or its Affiliated Entities, (iii) any claims arising after the date hereof, (iv) any claim or right Employee may have to indemnification or coverage under the Company’s or any of its Affiliated Entities’ respective bylaws or certificates of incorporation or directors’ and officers’ insurance policies or any agreement to which Employee is a party or a third-party beneficiary, (v) any claim that Employee may have as the holder or beneficial owner of securities of the Company or other rights relating to securities or equity awards in respect of the common stock of the Company, or (vi) claims that cannot be released as a matter of law or through an agreement such as this, including, but not limited to, Employee’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Employee the right to recover any monetary damages against the Company, as Employee agrees, however, to waive the right to recover monetary damages in any charge, complaint or lawsuit filed by Employee or on Employee’s behalf with respect to any claims released in this Release).

4.    Section 1542 of the California Civil Code. Employee acknowledges that Employee has been advised to consult with legal counsel and/or is familiar with the provisions of California Civil Code Section 1542 (or any other state law equivalent in the state where employee is/was assigned to work), a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT IF KNOWN BY HIM OR HER WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Employee, being aware of said code section under California law (or its state law equivalent in the state where the employee is/was assigned to work), agrees to expressly waive any rights Employee may have thereunder, as well as under any other statute or common law principles of similar effect. Employee further releases Employee’s right to serve as a representative plaintiff in any action under California’s Private Attorneys’ General Act, to the extent such release is permitted by applicable law.
5.    Representations. Employee represents that Employee has made no assignment or transfer or any right, claim, complaint, charge, duty, obligation, demand, cause of action, or other matter waived or released by this Release. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
6.    No Admission of Liability. Employee understands and acknowledges that this Release constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee. No action taken by the Company hereto, either previously or in connection with this Release, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.
7.    Timing for Consideration. Employee acknowledges that the Company has specifically advised Employee of the right to seek the advice of an attorney concerning the terms and conditions of this Release. Employee further acknowledges that Employee has been furnished with a copy of this Release, and has been afforded [twenty-one (21)] calendar days in which to consider the terms and conditions of this Release. By executing this Release, Employee affirmatively states that Employee has had sufficient and reasonable time to review this Release and to consult with an attorney concerning Employee’s legal rights prior to the final execution of this Release. Employee further agrees that Employee has carefully read this Release and fully understands its terms. Employee acknowledges that Employee has entered into this Release, knowingly, freely and voluntarily. Employee understands that Employee may revoke this Release within seven (7) calendar days after signing this Release. Revocation of this Release must be made in writing and must be received by the General Counsel of the Company, as set forth in Section 10.7 of the Plan, within the time period set forth above.
8.    Effectiveness. This Release shall become effective and enforceable on the eighth (8th) day following Employee’s delivery of a copy of this executed Release to the Company, provided Employee does not timely exercise Employee’s right of revocation as described in Section 7 above. If Employee fails to timely sign and deliver this Release or timely revokes this Release, this Release will be without force or effect, and Employee shall not be entitled to the payments or benefits described in Section 3 of the Plan (other than the Accrued Obligations and Other Benefits).
9.    Severability. The provisions of this Release and obligations of the parties are severable, and if any part or portion of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.
10.    Entire Agreement; Amendment. This Release constitutes the entire agreement between the parties with respect to the subject matter of this Release. No amendment to this Release shall be binding upon either party unless in writing and signed by or on behalf of such party.
11.    Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Release, even if under such jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
12.    Assignment. Without the prior written consent of Employee, this Release shall not be assignable by the Company. This Release shall inure to the benefit of and be enforceable by Employee’s heirs and legal representatives. This Release shall inure to the benefit of and be binding upon the Company and its successors and assigns.

13.    Voluntary Execution of Release. Employee understands and agrees that Employee executed this Release voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that:
(a)    Employee has read this Release;
(b)    Employee has the right to consult legal counsel regarding this Release;
(c)    Employee has been represented in the preparation, negotiation, and execution of this Release by legal counsel of Employee’s own choice or has elected not to retain legal counsel;

(d)    Employee understands the terms and consequences of this Release and of the releases it contains; and
(e)    Employee is fully aware of the legal and binding effect of this Release.
PLEASE READ THIS RELEASE CAREFULLY; IT INCLUDES A RELEASE AND WAIVER OF ALL KNOWN AND UNKNOWN CLAIMS.

ACKNOWLEDGED AND AGREED BY:

Date:

CHIME FINANCIAL, INC.

Name:
Title:
B-6